  Exhibit 99.1

Support.com Announces Caroline Rook as New Chief Financial Officer

SUNNYVALE, CA / ACCESSWIRE / October 13, 2020 / Support.com, Inc. (NASDAQ:SPRT), a leader in customer and technical support solutions delivered by home-based employees, today announces that Caroline Rook has joined the executive management team as its Chief Financial Officer.

Caroline brings over 35 years of financial experience, with an extensive background in the Business Process Outsourcing industry. Caroline has served in finance leadership roles at both public and early stage companies and has a strong track record of accelerating companies' growth. As CFO of PeopleSupport (NASDAQ:PSPT), she helped lead the company through profitable and rapid growth and spearheaded taking the company public. She has previously served as CFO of 24/7 Card, a startup serving the underbanked, CFO of Trident International University, a private for-profit institution, and Corporate Leader, Financial Operations, of Acxiom Corporation.

"Caroline's established financial leadership and experience, including her deep understanding of the BPO industry, is an excellent match for the company as we continue to develop new solutions for our long-term global growth strategy," said Lance Rosenzweig, Support.com's CEO. "We look forward to her financial and strategic contributions."

For more than 20 years, Support.com has been delivering customer and technical support solutions with a home-based workforce, serving global enterprise clients and leading businesses. Support.com's secure, omnichannel platform and tools enable world-class, scalable homesourced solutions.

About Support.com

Support.com, Inc. (NASDAQ:SPRT) is a leading provider of customer and technical support solutions delivered by home-based employees. For more than twenty years, the company has achieved stellar results for global enterprise clients and top-tier businesses. Support.com's proven, omnichannel solutions have been specifically designed and optimized for the homesourcing environment, resulting in industry-leading NPS scores and first call resolution rates. The company efficiently meets changing client needs through its highly-scalable, global network of home-based employees and secure, proprietary, cloud-based platforms. For more information, please visit www.support.com.

Support.com, Inc. is an Equal Opportunity Employer. For more information, visit http://www.support.com/about-us/careers.

© 2020 Support.com, Inc. All rights reserved. Support.com and the Support.com logo are trademarks or registered trademarks of Support.com, Inc. in the United States and other countries. All other marks are the property of their respective owners.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual and Quarterly Reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. For these reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statements.

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Support.com Media Contact:
Caster Communications, Inc.
support@castercomm.com
O: 401-792-7080

SOURCE: Support.com, Inc.